Exhibit 99.1
ALPHARMA LICENSES NOVEL NSAID TOPICAL PAIN DRUG
Bridgewater, New Jersey, September 6, 2007...Alpharma Inc. (“Alpharma” NYSE:ALO) today announced its affiliate has reached agreement with IDEA AG (“IDEA”), a privately held biopharmaceutical company with headquarters in Munich, Germany, to license the exclusive United States rights to ketoprofen in Transfersome® gel, a prescription topical NSAID (non-steroidal anti-inflammatory drug) in Phase III clinical development. This license includes access to IDEA’s innovative Transfersome® technology platform that delivers drugs locally to targeted areas.
In May 2007, IDEA AG submitted a marketing authorization application in Europe for ketoprofen in Transfersome® gel for the treatment of osteoarthritis. A prior regulatory submission with Swiss regulators was approved by SwissMedic in June 2007. Two pivotal European trials, including a 12 week duration study in osteoarthritis, demonstrated that ketoprofen in Transfersome® gel delivered a statistically significant improvement in pain, function and patient global response. In addition, IDEA will conduct two clinical studies to support an NDA submission to the U.S. Food and Drug Administration for this product candidate, which the company is targeting for late 2009. Alpharma anticipates a U.S. product launch in early 2011 assuming the NDA is approved.
“Ketoprofen in Transfersome® gel is an ideal addition to our product pipeline,” commented Dean Mitchell, President and Chief Executive Officer of Alpharma. “IDEA’s unique, proprietary topical ketoprofen gel formulation, which has reported strong clinical results in Europe, complements our recent acquisition of the Flector® Patch, offering therapeutic solutions to different segments of the market. The Flector® Patch addresses acute pain in a patch delivery system, while ketoprofen in Transfersome® gel is a novel topical formulation that is being developed to target chronic pain associated with osteoarthritis. Both of these NSAIDs are formulated to treat pain with minimal systemic exposure, a feature that may help address certain safety concerns in the market and provide physicians with expanded options to treat pain. These latest additions to our pharmaceutical product pipeline, combined with our abuse deterrent products currently under development, are expected to result in new product launches in each of 2008, 2009, 2010, and 2011. These product launches could substantially increase top line

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growth and profitability, drive synergies across the product lines, and establish Alpharma as a leading provider of innovative pain products.”
The terms of the license agreement between Alpharma’s affiliate, Alpharma Ireland Limited, and IDEA include a $60 million payment at closing. In addition to the initial payment, the company expects approximately $5 million ($0.10 earnings per share) in transaction related expenses during the third and fourth quarters of 2007. The agreement also includes three clinical and regulatory progress milestone payments totaling $77 million that are expected to be made later this year or in 2008 based upon IDEA’s achievement of contractually specified conditions. An additional milestone payment of either $45 or $65 million, depending upon the results of one of the clinical trials for the product, is conditioned on U.S. product approval. IDEA has agreed to pay the costs of specified studies being undertaken to obtain FDA approval, and Alpharma expects to incur minimal research and development expense prior to approval.
The agreement also includes commitments for commercialization expenditures during the first four years following the product launch, the payment of royalties based on product sales and the issuance of a contractually determined number of warrants for the purchase of shares of the company’s common stock that are exercisable at contractually determined prices, only upon FDA approval of the product in the United States.
“We are exceptionally pleased to have Alpharma as our commercialization partner,” commented Gregor Cevc, PhD., founder and CEO of IDEA. “We believe that Alpharma has the focus and commitment to make ketoprofen in Transfersome® gel a success in the U.S. marketplace.” Dr. Stefan Aigner, EVP Corporate and Business Development of Alpharma, commented, “Our recent transactions with IDEA, IBSA and TRIS demonstrate Alpharma’s ability and willingness to craft mutually beneficial partnerships with companies both in and outside the U.S. to build our portfolio to address unmet medical needs.”
The company expects to close this transaction in the fourth quarter of 2007, following the completion of review under the Hart-Scott Rodino Antitrust Improvements Act of 1976.
The company’s affiliate, Alpharma Pharmaceuticals LLC has closed its previously announced licensing and distribution agreement with IBSA (“Institut Biochimique SA”), a privately-owned, global pharmaceutical company

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headquartered in Lugano, Switzerland, for the FLECTOR® Patch, the first prescription topical NSAID patch approved by the FDA in the United States. In addition, under the terms of its agreements with IBSA, Alpharma Pharmaceuticals has also received exclusive U.S. license and distribution rights to TIROSINT® (synthetic levothyroxine sodium) gel capsules for thyroid hormone replacement therapy, recently approved by the FDA. Alpharma Pharmaceuticals has paid IBSA $100 million in accordance with the terms of those agreements.
About Ketoprofen in Transfersome® Gel
The licensed product combines ketoprofen and IDEA’S novel proprietary Transfersome® technology. In August 2006, IDEA reported the positive outcome of a Phase III efficacy and safety trial of osteoarthritis of the knee. In May 2007, IDEA submitted a regulatory filing to the European Agency for the Evaluation of Medicinal Products (EMEA) for approval of the product for the short and long-term treatment of osteoarthritis, including data from four Phase II and Phase III clinical studies in over 2000 patients.
In June 2007, IDEA received an approval for ketoprofen in Transfersome® gel from Swiss regulators for the treatment of inflammation and pain related to osteoarthritis. This approval was based on the first pivotal European trial, which demonstrated that both ketoprofen in Transfersome® gel and Celebrex® (celecoxib), improved patient’s conditions comparably and progressively over the six-week study period and are both statistically superior to placebo. The much broader EMEA submission package also included a long-term open-label, safety and efficacy trial with patients treated with ketoprofen in Transfersome® gel for up to 18 months.
Alpharma believes that IDEA’s EMEA filing package, including the positive Phase III trial in Europe will be helpful for its U.S. NDA filing strategy. IDEA plans, and will fund and conduct, two additional late stage clinical studies: a second pivotal, placebo-controlled, Phase III US study in osteoarthritis patients, and a multi-arm, placebo-controlled, Phase III European study, which will also compare Ketoprofen in Transfersome® gel to Celebrex® in a sub-study. The latter is anticipated to help evaluate ketoprofen in Transfersome® gel as a viable alternative to oral NSAIDs, including COX-2 products.
About Transfersome Technology
Transfersome® vesicles are designed to penetrate the skin barrier, bypass the blood capillaries and reach the targeted underlying tissue where the drug exerts the prolonged localized effect.
About the Flector® Patch
The Flector® Patch is a 10x14 cm adhesive patch containing 180 mg of diclofenac epolamine applied on a non-woven felt backing and covered with a polypropylene release liner. Flector® Patch contains 1.3% epolamine salt of diclofenac, and has been approved by the FDA for the treatment of acute pain due to minor strains, sprains and contusions. Since its initial approval by Swiss regulatory authorities in 1993, Flector® Patch has been approved for sale in 39 countries throughout the world. IBSA’s patented diclofenac epolamine was specifically developed to achieve a significant release of active from the patch and promote subsequent absorption through the skin. Application to the injured area twice a day results in a local analgesic and anti-inflammatory effect with only minor systemic exposure to diclofenac. Flector® Patch is contraindicated for the treatment of peri-operative pain in the setting of coronary artery bypass graft surgery.

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Safety Aspects of NSAIDs
NSAIDs may cause an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal. This risk may increase with duration of use. Patients with cardiovascular disease or risk factors for cardiovascular disease may be at greater risk. NSAIDs cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. These events can occur at any time during use and without warning symptoms. Elderly patients are at greater risk for serious gastrointestinal events. Topically applied NSAIDS, such as Flector® Patch and ketoprofen in Transfersome® gel, are designed to minimize systemic exposure and may provide physicians with expanded options to treat pain.
About Alpharma
Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded pharmaceutical franchise in the pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world’s leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.
About IDEA
IDEA is a privately held biopharmaceutical company with headquarters in Munich, Germany. IDEA develops and commercializes non-invasive, targeted therapeutics, applied through the skin. The basis of the technology platform are proprietary carriers that are typically applied on skin and can be engineered to achieve high drug concentration at or near the site of application, diminish local or systemic adverse side effects, and often increase drug potency. In total, over 70 patents from 9 patent families are protecting the core technology.
Forward Looking Statements
Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on important potential risks and uncertainties affecting those forward looking statements may be found in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006.
Alpharma press releases are also available at our website: http://www.alpharma.com.
Alpharma management will conduct a conference call / webcast on September 6, 2007 beginning at 8:30 AM Eastern Daylight Time to discuss this announcement. The call will be open to all interested parties and may be accessed by using the following information:
CONFERENCE CALL ACCESS
Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference Call ID: 15718423

Investors can access the call in a “listen only” mode via the Internet at http://www.streetevents.com. A presentation to accompany the call will be available on the company’s website, www.alpharma.com, in the Investor Support section.
In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from September 6, 2007 at 12:00 PM Eastern Daylight Time until September 20, 2007 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:
REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 15718423
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